INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Mpower Holding Corporation on Form S-3 of our report dated March 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the preparation of the consolidated financial statements in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, and an explanatory paragraph regarding a going concern uncertainty), appearing in the Annual Report on Form 10-K of Mpower Holding Corporation for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this registration statement.

DELOITTE & TOUCHE LLP
Rochester, New York
October 27, 2003